Exhibit 99.3

                                                                    ___ __, 1997


                        FORM OF EXCHANGE AGENT AGREEMENT


First Union National Bank of Maryland
901 E. Cary Street, 2nd Floor
Richmond, VA 23219

Ladies and Gentlemen:

         Sinclair Broadcast Group, Inc., a Maryland corporation, as Depositor ("the Company") and Sinclair Capital, a Delaware special purpose statutory business trust (the "Trust") hereby appoint First Union National Bank of Maryland ("First Union") to act as exchange agent (the "Exchange Agent") in connection with an exchange offer (the "Exchange Offer") by the Company and the Trust to exchange up to $200,000,000 aggregate Liquidation Value of the Trust's 11 5/8% High Yield Trust Offered Preferred Securities (the "New Preferred Securities"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like aggregate Liquidation Value of the Trust's outstanding 11 5/8% High Yield Trust Offered Preferred Securities (the "Old Preferred Securities" and, together with the New Preferred Securities, the "Preferred Securities").

         The terms and conditions of the exchange offer are set forth in a Prospectus dated ____ __ , 1997 (as the same may be amended or supplemented from time to time, the "Prospectus") and in the related Letter of Transmittal, which together constitute the "Exchange Offer." The registered holders of the Preferred Securities are hereinafter referred to as the "Holders." Capitalized terms used herein and not defined shall have the respective meanings ascribed thereto in the Prospectus. References hereinafter to "you" shall refer to the First Union National Bank of Maryland.

         The Exchange Offer is expected to be commenced by the Company and the Trust on or about ___ __, 1997. The Letter of Transmittal accompanying the
Prospectus is to be used by the Holders to accept the Exchange Offer, and contains certain instructions with respect to the Exchange Offer.

         The Exchange Offer shall expire at 5:00 p.m., New York City time, on ____ __, 1997 or on such later date or time to which the Company and the Trust may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company and the Trust expressly reserve the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or



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written  notice to you no later than 9:00 a.m.,  New York City time, on the next business day after the previously scheduled Expiration Date.

         The Company and the Trust expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Preferred Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "Conditions to the Exchange Offer." The Company or the Trust will give oral (promptly confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

         In carrying out your duties as Exchange Agent, you agree to act in accordance with the following instructions:

         1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" and as specifically set forth herein and such duties which are necessarily incidental thereto; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

         2. You will establish an account with respect to the Old Preferred Securities at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Preferred Securities by causing the Book-Entry Transfer Facility to transfer such Old Preferred Securities into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

          3. You will examine each of the Letters of Transmittal, certificates for Old Preferred Securities and confirmations of book- entry transfers into your account at the Book-Entry Transfer Facility and any Agent's Message or other documents delivered or mailed to you by or for holders of the Old Preferred Securities to ascertain whether (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Old Preferred Securities have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Preferred Securities are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will advise the Company of such irregularity. If the Company does not waive the irregularity as provided in paragraph 4, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

         4. With the approval of the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer or the Secretary of the Company (such approval, if given orally, to be confirmed in writing) or any other party designated by such officer of the Company in writing,

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you are authorized to waive any  irregularities in connection with any tender of
Old Preferred Securities pursuant to the Exchange Offer.

         5. Tenders of Old Preferred Securities may be made only as set forth in the section of the Prospectus captioned "The Exchange Offer -- Procedures for Tendering Old Preferred Securities" or in the Letter of Transmittal and Old Preferred Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

         Notwithstanding the provisions of this paragraph 5, Old Preferred Securities which the Trust or any other party designated by the Trust in writing shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

         6. You shall advise the Trust with respect to any Old Preferred Securities delivered subsequent to the Expiration Date and accept their instructions with respect to disposition of such Old Preferred Securities.

         7.  You will accept tenders:

                  (a) in cases where the Old Preferred Securities are registered in two or more names only if signed by all named holders;

                  (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority to so act is submitted; and

                  (c) from persons other than the registered holder of Old Preferred Securities provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled. You will accept partial tenders of Old Preferred Securities where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Preferred Securities to the transfer agent for split-up and return any untendered Old Preferred Securities to the holder (or to such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

         8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Trust will notify you (such notice if given orally, to be promptly confirmed in writing) of the Company's acceptance, promptly after the Expiration Date, of all Old Preferred Securities properly tendered and you, on behalf of the Trust, will exchange such Old Preferred Securities for New Preferred Securities and cause such Old Preferred Securities to be canceled. Delivery of New Preferred Securities will be made on behalf of the Trust by you at the rate of $100 Liquidation Value of New Preferred Securities for each $100 Liquidation Value of Old Preferred Securities tendered promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of said Old Preferred Securities by the Trust; provided, however, that in

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all cases, Old Preferred Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Preferred Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or in lieu thereof an Agent's Message) and any other required document.

          9. The Company and the Trust shall not be required to exchange any Old Preferred Securities tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company and the Trust not to exchange any Old Preferred Securities tendered shall be given (such notice, if given orally, shall be promptly confirmed in writing) by the Company or the Trust to you.

         10. If, pursuant to the Exchange Offer, the Company or the Trust does not accept for exchange all or part of the Old Preferred Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Preferred Securities (or effect the appropriate book-entry transfer of the unaccepted Old Preferred Securities), and return any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

         11. All certificates for reissued Old Preferred Securities or for unaccepted Old Preferred Securities shall be forwarded by (a) first-class mail, return receipt requested, under a blanket surety bond protecting you, the Company and the Trust from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured separately for the replacement value of such certificates.

         12. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

         13.  As Exchange Agent hereunder you:

                  (a) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of Old Preferred Securities, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing;

                  (b) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;


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                  (c) shall not be  liable to the  Company  or the Trust for any action taken or omitted by you, or any action suffered by you to be taken or omitted, without negligence, misconduct or bad faith on your part, by reason of or as a result of the administration of your duties hereunder in accordance with the terms and conditions of this Agreement or by reason of your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, and may reasonably rely on and shall be protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

                  (d) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

                  (e) may rely on and shall be protected in acting upon written or oral instructions from the Trust or any officer of the Company with respect to the Exchange Offer;

                  (f) shall not advise any person tendering Old Preferred Securities pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Preferred Securities; and

                  (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities and the written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such written opinion of such counsel.

         14. You shall take such action as may from time to time be requested by the Company, the Trust or their counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery, or such other forms as may be approved from time to time by the Company or the Trust, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer and that such information shall be consistent with the terms of the Exchange Offer and the Letter of Transmittal. The Company or the Trust will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, care of Patrick Talamantes at: 2000 W. 41st Street, Baltimore, MD 21211.

         15. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to the Company, the Trust and Wilmer, Cutler & Pickering, counsel for the Company and the Trust, and such other person or persons as they may request, weekly, and more

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frequently if reasonably requested,  up to and including the Expiration Date, as to the principal amount of the Old Preferred Securities that have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received and items covered by Notices of Guaranteed Delivery. In addition, you will also inform, and cooperate in making available to, the Company and the Trust or any such other person or persons as the Company or the Trust request from time to time prior to the Expiration Date, such other information as they reasonably request. You shall prepare a list of persons who failed to tender or whose tenders were not accepted and the aggregate principal amount of Old Preferred Securities not tendered or Old Preferred Securities not accepted and deliver said list to the Company and the Trust at least seven days prior to the Expiration Date. You shall also prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Preferred Securities tendered and the aggregate principal amount of Old Preferred Securities accepted and deliver said list to the Company and the Trust.

         16. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company or destroying them if authorized by the Company.

         17. For services rendered as Exchange Agent hereunder you shall be entitled to a fee of [$____] and you shall be entitled to reimbursement of your expenses (including fees and expenses of your counsel, which fees are expected under normal circumstances to be not in excess of [$____]) incurred in connection with the Exchange Offer. The obligations under this Section 18 shall constitute joint and several obligations of the Company and the Trust.

         18. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal attached hereto and further acknowledge that you have examined each of them to the extent necessary to perform your duties hereunder. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

         19. The Company and the Trust jointly and severally agree to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any liability, cost or expense, including reasonable attorneys' fees, arising out of or in connection with the acceptance or administration of your duties hereunder, including, without limitation, in connection with any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Preferred Securities reasonably believed by you in good

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faith to be authorized,  and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Preferred Securities; provided, however, that the Company and the Trust shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your negligence, willful breach of this Agreement, willful misconduct or bad faith. In no case shall the Company or the Trust be liable under this indemnity with respect to any claim against you unless the Company and the Trust shall be notified by you, by letter or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you,
promptly   after  you  shall  have  received  any  such  written   assertion  or
commencement of action. The Company and the Trust shall be entitled to participate at their own expense in the defense of any such claim or other action, and, if the Company and the Trust so elect, the Company and the Trust shall assume the defense of any suit brought to enforce any such claim. In the event that the Company and the Trust shall assume the defense of any such suit, the Company and the Trust shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as the Company and the Trust shall retain counsel reasonably satisfactory to you to defend such suit. You shall not compromise or settle any such action or claim without the consent of the Company and the Trust.

         20. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of Maryland applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

         21. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together constitute one and the same agreement.

         22. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         23. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.


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         24. Unless otherwise provided herein,  all notices,  requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

         If to the Company or the Trust:

                  Sinclair Broadcast Group, Inc.
                  2000 W. 41st Street
                  Baltimore, MD 21211
                  Telephone: (410) 467-5005
                  Facsimile: (410) 467-5043
                  Attn: Robert Quicksilver, Esq.

                  With copies to:

                  Wilmer, Cutler & Pickering
                  100 Light Street
                  Baltimore, MD 21202
                  Telephone: (410) 986-2800
                  Facsimile: (410) 986-2828
                  Attn: John B. Watkins, Esq.

                  Thomas & Libowitz
                  100 Light Street, Suite 100
                  Baltimore, MD 21202
                  Telephone: (410) 752-2468
                  Facsimile: (410) 752-2046
                  Attn: C. Wayne Davis, Esq.

         If to the Exchange Agent:

                  First Union National Bank of Maryland
                  901 E. Cary Street, 2nd Floor
                  Richmond, VA 23219
                  Telephone: (804) 788-9663
                  Facsimile: (804) 788-9661
                  Attn: Ms. Patricia A. Welling

         25. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 17 and 19 shall survive the termination of this Agreement. Except as provided in Section 16, upon any termination of this Agreement, you shall promptly deliver to the Company any funds or property

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(including,  without limitation,  Letters of Transmittal and any other documents relating to the Exchange Offer) then held by you as Exchange Agent under this Agreement.

         26. This Agreement shall be binding and effective as of the date hereof.


 Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.



SINCLAIR BROADCAST GROUP, INC.


 By: __________________________________
       Name:

       Title:


SINCLAIR CAPITAL


 By: ___________________________________
        Name:

        Title:

 Accepted as of the date
 first above written:

 FIRST UNION NATIONAL BANK OF MARYLAND



 By: ____________________________________
         Name:

         Title:



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